Investor Contact:  Carlos Alberini              Media Contact: Wendi Kopsick
                   Sr. Vice President & CFO                    Jim Fingeroth
                   Kathy Guinnessey                            Kekst and Company
                   Vice President, Finance                     (212) 521-4800
                   Footstar, Inc.
                   (201) 760-4008



                              FOR IMMEDIATE RELEASE

                      FOOTSTAR TO ACQUIRE FOOTWEAR ASSETS
                    AND LICENSE AGREEMENTS OF J. BAKER, INC.

      -Will Operate Licensed Footwear Departments in 16 Additional Chains-
       -Transaction Expected to Be Accretive to 2001 and Future Earnings-

MAHWAH, NEW JERSEY, November 17, 2000--Footstar, Inc. (NYSE:FTS) today announced that it has entered into an agreement to acquire the footwear assets and related license agreements of J. Baker, Inc. (Nasdaq:JBAK), the footwear and apparel retailer, for a total purchase price of $57.8 million, subject to customary closing conditions and regulatory approvals. The purchase price is subject to an adjustment based on inventory count and inventory aging as of the closing date. The Company also outlined its financial targets and goals for the acquisition and for its performance in 2001.

The transaction, which is currently expected to be accretive to 2001 diluted earnings by approximately $0.10 per share, provides Footstar with new growth opportunities in its Meldisco division that will accelerate the Company's long-term growth rate. With this acquisition, Meldisco becomes the major operator of licensed footwear departments across the country, and Footstar reinforces its position as one of the nation's largest and most successful footwear companies.

Transaction Overview

J. Baker currently operates 1,318 footwear departments under 16 license agreements with retail chains throughout the country. These footwear departments are located in 43 states, with the heaviest concentration in the northeast and midwest regions. Under the terms of the agreement, Footstar will acquire the assets used in J. Baker's licensed footwear businesses, including all inventory, store furniture and fixtures, intellectual property and license agreements.

J. Baker operates three footwear businesses: Core, Budget and Better. The Core business sells discount footwear in 616 stores under agreements with Ames, Bradlees, Ann & Hope, Biggs, Shoppers World, Auchan, Playtogs, NorthCountry, and Forman Mills. The Budget business sells lower-priced basic and seasonal footwear and operates 493 departments under agreements with Allied, Roses, Maxway, Super 10, Super Saver and Express Roses. The Better business offers higher-end footwear, including name brands, in 209 footwear departments under agreements with Stein Mart, Spiegel, Today's Man, and Gottschalks.

The assets to be acquired, including approximately $140 million of retail inventory, are expected to generate approximately $280 million in additional annual sales for Meldisco, which comes on top of the approximately $1.3 billion in sales that analysts currently expect for Footstar's Meldisco division in 2001. Footstar's current expectations assume the J. Baker businesses will operate at a 2% to 3% operating margin in 2001. The Company believes there is significant potential to increase the operating margin performance to between 7% and 9% over time, as the Company leverages its shared operating model, including its global sourcing organization, state-of-the-art distribution capabilities and existing infrastructure, to improve the operating efficiency of the assets it is acquiring. Footstar's Meldisco division has a proven track record operating licensed footwear departments and currently delivers operating margins of close to 11%.

The Company plans to finance the acquisition through bank borrowings under its existing credit facility. The transaction is expected to close on or about February 3, 2001. Footstar intends to operate the new businesses through its Footstar Retail Services group, which operates all of the non-Kmart related businesses in the Company's Meldisco division. Financial results for the new businesses will be reported as part of the Meldisco segment.

Mickey Robinson, Chairman and Chief Executive Officer of Footstar, said, "We are excited about this transaction and the growth potential it offers Footstar and Meldisco. For some time, we have been analyzing opportunities to expand Meldisco's operations outside of its existing channels, and this acquisition allows us to fulfill that vision in a significant way. Meldisco is the industry leader in licensed footwear in the discount arena, and with the addition of J. Baker's Budget and Core businesses, we will further expand and diversify our operations in this growing sector of the footwear market. In addition, the transaction provides us with entry into the `better footwear' category. This is a new market for Meldisco and one in which we believe we can leverage our expertise with branded product and our world-class global sourcing organization to take advantage of growth opportunities.

"We also believe there are a number of areas where we will be able to achieve cost savings and operating improvements, by leveraging our corporate infrastructure and distribution capabilities, as well as existing vendor relationships.

"We welcome the new associates who will be joining us and look forward to their contributions as part of Footstar," Mr. Robinson concluded. Footstar plans to hire the associates currently employed in J. Baker's field organization, which includes all store-based associates.

Current Outlook

The Company recently expressed comfort with current analysts' earnings estimates for 2001 of $3.52 per share without the effect of this acquisition. Footstar currently expects the acquisition to add approximately $0.10 to diluted earnings per share in 2001, including the effects of all transition expenses, and approximately $0.25 in 2002.

Footstar's earnings targets for 2001 are based on the above-stated sales and margin expectations for the newly acquired businesses, plus certain assumptions for its existing businesses. The Company's athletic segment is currently expected to generate a comparable store sales increase in the high single digit range for 2001. Sales for the Just For Feet division will be included in the comparable store sales calculation beginning in May 2001. Operating margins for the athletic segment are expected to be approximately 4.5%.

Meldisco is expected to generate a comparable store sales increase in the low single digit range in 2001. Sales generated by the newly acquired assets will be treated as sales of new stores and, therefore, will not be included within the comparable store sales base for Meldisco until they have been part of Footstar's operations for twelve months. Operating margins, including earnings generated by the new businesses, are expected to be approximately 10% in 2001. These results assume a mid-single digit comparable store sales gain for Footstar overall, with an operating margin of approximately 7.5%.

Provided the Company is able to achieve the stated sales and margin levels, earnings per share in 2001 are expected to be in the range of $3.60 to $3.66.

For the first quarter of 2001, net earnings are expected to be below last year's level due to the timing of transition expenses related to the J. Baker acquisition, as well as increased interest expense related to the J. Baker acquisition and the Just For Feet acquisition completed in March 2000. By quarter, Footstar expects earnings per share to be in a range of: $0.04 to $0.06 in the first quarter; $1.00 to $1.01 in the second quarter; $1.34 to $1.35 in the third quarter; and $1.22 to $1.24 in the fourth quarter.

This release, particularly the statements in the outlook section, contain forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 relating to the Company's earnings, sales, operating margins, transition plans and expenses. All of these statements are based on our current expectations, assumptions, estimates and projections. The Company assumes no obligation for updating any such statements to reflect actual results, changes in assumptions or changes in other factors. These statements involve certain significant risks and uncertainties including those related to the ability of the Company to execute its acquisition plans and successfully and profitably integrate the J. Baker businesses and to achieve expected revenue growth and profitability in the acquired J. Baker businesses, the ability to increase the operating margin of such new businesses, the success of the Company's brand awareness and marketing programs, store traffic, the effect of competitive products and pricing, continued availability of suitable store locations, appropriate balance of merchandise offerings, and timing and levels of markdowns. These and other important factors that may cause actual results to differ materially from such forward-looking statements may be included in the Company's Current Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as other periodic reports filed by the Company with the Securities and Exchange Commission.

J. Baker operates retail businesses in large, under-served niche retail markets. The company operates 600 retail stores, three catalog titles and two commerce-enabled websites selling apparel and accessories for big and tall men under the Casual Male Big & Tall, Repp Ltd. Big & Tall and B&T Factory Store trade names. The company offers rugged workwear and healthcare apparel through its 70 Work 'n Gear stores, and through its direct marketing and e-commerce channels. The company also operates 1,318 licensed footwear departments in discount, department and specialty stores nationwide through its JBI Footwear and Morse Shoe divisions.

Footstar, Inc., headquartered in Mahwah, New Jersey, is a leading footwear retailer. As of October 28, 2000, the Company's Footaction division, headquartered in Irving, Texas, operated 550 mostly mall-based stores in 43 states, Puerto Rico, and the U.S. Virgin Islands. The Company's Just For Feet division, headquartered in Mahwah, New Jersey, operated 89 superstores located predominantly in the Southern half of the country. Both divisions sell branded athletic footwear and apparel. The Company's Meldisco division is a leader in the discount footwear segment, operating 2,473 licensed footwear departments (2,405 licensed footwear departments, excluding the 72 stores that Kmart announced for closing) primarily in Kmart stores.


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